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                                                                    EXHIBIT 99.1

[WILLIAMS ENERGY PARTNERS L.P. LOGO]

NEWS RELEASE

NYSE: WMB and WEG

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
DATE:      March 8, 2002

CONTACT:   Kelly Swan                   Rick Rodekohr                  Paula Farrell
           Media Relations WEG          Investor Relations WMB         Investor Relations WEG
           (918) 573-6932               (918) 573-2087                 (918) 573-9233
           kelly.swan@williams.com      rick.rodekohr@williams.com     paula.farrell@williams.com
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              WILLIAMS INITIATES SALE OF MIDWEST PETROLEUM PIPELINE

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it is pursuing the sale of Williams Pipe Line to Williams Energy Partners L.P. (NYSE:WEG) for at least $900 million. The sale is expected to occur before the end of the second quarter.

         Steve Malcolm, Williams president and CEO, commented, "This is decidedly attractive to Williams. It will add immediate cash, strengthen our balance sheet and allow us to continue to share in the profitability of the pipeline because of our general and limited partner interests in Williams Energy Partners."

         Williams Pipe Line, a wholly owned subsidiary of Williams, is comprised of 6,747 miles of active pipe that delivers petroleum products to 11 Midwestern states. Last year, the system transported approximately 260 million barrels.

         Thirty-nine storage and distribution terminals connected to Williams Pipe Line are included in the purchase. The facilities have an aggregate storage capacity of 26.5 million barrels.

         Phil Wright, president of the general partner, said, "This pipeline would give our unitholders a premier refined products system that is expected to be nicely accretive to cash flow once we finalize the purchase price."

         Williams (NYSE:WMB) originally purchased the pipeline from Great Lakes Pipe Line Company in 1966 for $287.6 million.

ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at www.williams.com.

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PAGE 2/2 WILLIAMS INITIATES SALE OF MIDWEST PETROLEUM PIPELINE


ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership is engaged principally in the storage, transportation and distribution of refined petroleum products and ammonia. The general partner of WEG is a unit of Williams (NYSE:WMB), which specializes in a broad array of energy-related services, including energy marketing and trading and natural gas pipeline transportation.

                                       ###

Portions of this document may constitute "forward-looking statements" for both Williams and Williams Energy Partners as defined by federal law. Although the organizations believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such risk factors are set forth in both organizations' latest Form 10-K filed with the Securities and Exchange Commission.